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                             AGREEMENT AND PLAN OF MERGER

                                        Among

                                     INCENTIVE AB

                                 HH ACQUISITION CORP.

                                         and

                                  VIVRA INCORPORATED


                               Dated as of May 5, 1997





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

                                  TABLE OF CONTENTS
                                                                            PAGE

                                      ARTICLE I

                                      THE OFFER

    SECTION 1.01.  The Offer.................................................  2
    SECTION 1.02.  Company Action............................................  3

                                      ARTICLE II

                                      THE MERGER

    SECTION 2.01.  The Merger................................................. 4
    SECTION 2.02.  Effective Time............................................  5
    SECTION 2.03.  Effect of the Merger......................................  5
    SECTION 2.04.  Certificate of Incorporation; By-laws.....................  5
    SECTION 2.05.  Directors and Officers....................................  5
    SECTION 2.06.  Conversion of Securities..................................  5
    SECTION 2.07.  Employee Stock Options....................................  6
    SECTION 2.08.  Dissenting Shares.........................................  6
    SECTION 2.09.  Surrender of Shares; Stock Transfer Books.................  7
    SECTION 2.10.  Convertible Subordinated Notes............................  8

                                     ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    SECTION 3.01.  Organization and Qualification; Subsidiaries.............  8
    SECTION 3.02.  Certificate of Incorporation and By-laws................. 10
    SECTION 3.03.  Capitalization........................................... 10
    SECTION 3.04.  Authority Relative to this Agreement and the Specialty
                   Merger Agreement......................................... 11
    SECTION 3.05.  No Conflict; Required Filings and Consents............... 11
    SECTION 3.06.  Permits; Compliance...................................... 12
    SECTION 3.07.  SEC Filings; Financial Statements........................ 12
    SECTION 3.08.  Absence of Certain Changes or Events..................... 13
    SECTION 3.09.  Absence of Litigation.................................... 14
    SECTION 3.10.  Employee Benefit Plans; Labor Matters.................... 14
    SECTION 3.11.  Offer Documents; Schedule 14D-9; Proxy Statement......... 16
    SECTION 3.12.  Property................................................. 17

    SECTION 3.13.  Trademarks, Patents and Copyrights....................... 17
    SECTION 3.14.  Taxes.................................................... 17
    SECTION 3.15.  Environmental Matters.................................... 18
    SECTION 3.16.  Material Contracts....................................... 19
    SECTION 3.17.  Benefits and Payments.................................... 20
    SECTION 3.18.  Amendment to Rights Agreement............................ 21
    SECTION 3.19.  Brokers.................................................. 21

                                      ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

    SECTION 4.01.  Corporate Organization................................... 21
    SECTION 4.02.  Authority Relative to this Agreement..................... 22
    SECTION 4.03.  No Conflict; Required Filings and Consents............... 22
    SECTION 4.04.  Offer Documents; Proxy Statement......................... 23
    SECTION 4.05.  Financing................................................ 23
    SECTION 4.06.  Interim Operations of Purchaser.......................... 23
    SECTION 4.07.  Ownership of Company Capital Stock....................... 23
    SECTION 4.08.  Brokers.................................................. 23

                                      ARTICLE V

                        CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 5.01.  Conduct of Business Pending the Merger................... 24

                                      ARTICLE VI

                                ADDITIONAL AGREEMENTS

    SECTION 6.01.  Stockholders' Meeting.................................... 26
    SECTION 6.02.  Proxy Statement.......................................... 26
    SECTION 6.03.  Company Board Representation; Section 14(f).............. 27
    SECTION 6.04.  Access to Information; Confidentiality................... 28
    SECTION 6.05.  No Solicitation.......................................... 28
    SECTION 6.06.  Employee Stock Options and Other Employee Benefits....... 30
    SECTION 6.07.  Specialty Merger Agreement............................... 31
    SECTION 6.08.  Directors' and Officers' Indemnification and Insurance... 31
    SECTION 6.09.  Rights Plan.............................................. 32
    SECTION 6.10.  Conduct of Specialty Business............................ 32
    SECTION 6.11.  Notification of Certain Matters.......................... 32

    SECTION 6.12.  Further Action; Reasonable Efforts....................... 32
    SECTION 6.13.  Public Announcements..................................... 33
    SECTION 6.14.  Confidentiality Agreement................................ 33

                                     ARTICLE VII

                               CONDITIONS TO THE MERGER

    SECTION 7.01.  Conditions to the Merger................................. 33

                                     ARTICLE VIII

                          TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.01.  Termination.............................................. 34
    SECTION 8.02.  Effect of Termination.................................... 35
    SECTION 8.03.  Fees and Expenses........................................ 36
    SECTION 8.04.  Amendment................................................ 37
    SECTION 8.05.  Waiver................................................... 37

                                      ARTICLE IX

                                  GENERAL PROVISIONS

    SECTION 9.01.  Non-Survival of Representations, Warranties and
                   Agreements............................................... 37
    SECTION 9.02.  Notices.................................................. 38
    SECTION 9.03.  Certain Definitions...................................... 39
    SECTION 9.04.  Severability............................................. 40
    SECTION 9.05.  Entire Agreement; Assignment............................. 40
    SECTION 9.06.  Parties in Interest...................................... 41
    SECTION 9.07.  Specific Performance..................................... 41
    SECTION 9.08.  Governing Law............................................ 41
    SECTION 9.09.  Headings................................................. 41
    SECTION 9.10.  Counterparts............................................. 41



    ANNEX A   Conditions to the Offer

    ANNEX B   Retention and Deferred Compensation Arrangement

                              Glossary of Defined Terms


Defined Term                                     Location of Definition

Action                                           Section 3.09
acquisition proposal                             Section 6.05(a)
affiliate                                        Section  9.03(a)
Agreement                                        Preamble
beneficial owner                                 Section  9.03(b)
Blue Sky Laws                                    Section  3.05(b)
Board                                            Recitals
business day                                     Section  9.03(c)
Certificate of Merger                            Section  2.02
Certificates                                     Section  2.09(b)
Code                                             Section  3.10(a)
Company                                          Preamble
Company Common Stock                             Recitals
Company Disclosure Schedule                      Article III
Company Options                                  Section 3.03
Company Preferred Stock                          Section  3.03
Company Rights                                   Section 3.03
Company Stock Option Plans                       Section 3.03
Competing Proposal                               Section  8.03(a)(ii)
Confidentiality Agreement                        Section  6.04(b)
control                                          Section  9.03(d)
Current Premiums                                 Section 6.08(b)
Delaware Law                                     Recitals
Dialysis Business                                Section 3.01
Dialysis Subsidiaries                            Section 3.01
Dissenting Shares                                Section  2.08(a)
Effective Time                                   Section  2.02
Employee Stock Options                           Section 6.06(a)
Employment Contracts                             Section 6.06(b)
Environmental Laws                               Section  3.15(a)
ERISA                                            Section  3.10(a)
Exchange Act                                     Section  1.02(b)
Expenses                                         Section  8.03(b)
Fee                                              Section  8.03(a)
5% Notes                                         Section 2.10

Defined Term                                     Location of Definition

GAAP                                             Section 3.07(b)
Goldman Sachs                                    Section 1.02(a)
Governmental Authority                           Section 3.05(b)
Hazardous Substances                             Section  3.15(a)
HSR Act                                          Section  1.01(a)
Indenture                                        Section 2.10
IRS                                              Section  3.10(a)
knowledge of the Company                         Section 9.03(e)
Law                                              Section 3.05(a)
Material Adverse Effect                          Section  3.01
Material Contracts                               Section  3.16(a)
Merger                                           Recitals
Merger Consideration                             Section  2.06(a)
Minimum Condition                                Section  1.01(a)
Multiemployer Plan                               Section  3.10(b)
Multiple Employer Plan                           Section  3.10(b)
NYSE                                             Section 3.05(b)
Offer                                            Recitals
Offer Documents                                  Section  1.01(b)
Offer to Purchase                                Section  1.01(b)
Order                                            Section  6.12(b)
Parent                                           Preamble
Paying Agent                                     Section  2.09(a)
Per Share Amount                                 Recitals
Permits                                          Section 3.06
person                                           Section  9.03(f)
Plans                                            Section  3.10(a)
Proxy Statement                                  Section  3.11
Purchaser                                        Preamble
Rights Agreement                                 Section  3.03
Schedule 14D-9                                   Section  1.02(b)
Schedule 14D-1                                   Section  1.01(b)
SEC                                              Section  1.01(a)
SEC Reports                                      Section  3.07(a)
Securities Act                                   Section  3.07(a)
Shares                                           Recitals
Specialty Business                               Section  3.01
Specialty Merger Agreement                       Recitals

Defined Term                                     Location of Definition

Specialty Partners                               Recitals
Specialty Subsidiaries                           Section  3.01
Stockholders' Meeting                            Section  6.01(a)
Subsidiary                                       Section  3.01
subsidiary                                       Section  9.03(g)
Superior Proposal                                Section 6.05(b)
Surviving Corporation                            Section  2.01
Tax/Taxes                                        Section  3.14(b)
Tax Return                                       Section  3.14(c)
Transactions                                     Section  3.04
Trustee                                          Section 2.10
WARN                                             Section  3.10(f)

          AGREEMENT AND PLAN OF MERGER, dated as of May 5,1997 (this "AGREEMENT"), among INCENTIVE AB, a corporation organized under the laws of Sweden ("PARENT"), HH ACQUISITION CORP., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("PURCHASER"), and VIVRA INCORPORATED, a Delaware corporation (the "COMPANY").

          WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "OFFER") to acquire all of the issued and outstanding shares of Common Stock, par value $0.01 per share, of the Company ("COMPANY COMMON STOCK") (such shares of Company Common Stock being hereinafter collectively referred to herein as "SHARES") for $35.62 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "PER SHARE AMOUNT") net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

          WHEREAS, the Board of Directors of the Company (the "BOARD") has unanimously consented to the making of the Offer by Purchaser and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer;

          WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved the merger (the "MERGER") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW") following the consummation of the Offer and upon the terms and subject to the conditions set forth herein; and

          WHEREAS, as an inducement to Parent to enter this Agreement, the Company has entered into an Agreement and Plan of Reorganization in the form attached hereto as Exhibit I (the "SPECIALTY MERGER AGREEMENT") pursuant to which the Company has agreed that VSP Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of VSP Holdings, Inc., a Delaware corporation, shall merge with and into Vivra Specialty Partners, Inc., a Nevada corporation and a majority-owned subsidiary of the Company ("SPECIALTY PARTNERS") (the "SPECIALTY MERGER TRANSACTION").

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                      ARTICLE I

                                      THE OFFER

          SECTION 1.01. THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and none of the events set forth in Annex A hereto shall have occurred or be existing, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the condition (the "MINIMUM CONDITION") that at least the number of Shares that when added to the Shares already owned by Parent and its affiliates shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any outstanding convertible securities or upon the exercise of any outstanding options, warrants or rights (other than the Company Rights (as defined in Section 3.03))) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and also shall be subject to the satisfaction of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that no change may be made which decreases the price per Share payable in the Offer or which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer other than those set forth in Annex A hereto. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date (the initial scheduled expiration date being 20 business days following the commencement of the Offer) if, at the scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if as of such date, all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 80 percent or more, but less than 90 percent, of the outstanding Shares on a fully diluted basis; PROVIDED, HOWEVER, that (A) if, on the initial scheduled expiration date of the Offer, the sole condition remaining unsatisfied is (1) the failure of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), to have expired or been terminated or (2) the failure to consummate the Specialty Merger Transaction and such transaction has not been consummated solely due to the failure of the waiting period under the HSR Act to have expired or been terminated, then, in either case, Purchaser shall extend the Offer from time to time until five business days after the expiration or termination of the applicable waiting period under the HSR Act and
(B) if the sole condition remaining unsatisfied on the initial scheduled expiration date of the Offer is the condition set forth in (f) of Annex A, the Purchaser shall, so long as the breach can be cured and the Company is vigorously attempting to cure such breach, extend the Offer from time to time until five business days after such breach is cured (provided that Purchaser shall not be required to extend the Offer beyond 35 days after such initial scheduled expiration date). The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Purchaser shall, promptly after expiration of the Offer, pay for all Shares validly tendered and not withdrawn.

          (b) As soon as practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "SCHEDULE 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "OFFER DOCUMENTS"). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

          SECTION 1.02. COMPANY ACTION. (a) The Company hereby consents to the Offer and represents that (i) the Board, at a meeting duly called and held on May 4, 1997, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are in the best interests of the holders of Shares, (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) resolved to recommend that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the transactions contemplated hereby, and (ii) Goldman, Sachs & Co. ("GOLDMAN SACHS") has delivered to the Board its opinion that the consideration to be received by the holders of Shares pursuant to each of the
Offer and the Merger is fair to the holders of Shares.   The Company hereby
consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence. The Company has been advised by each of its directors and executive officers that they intend to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer.

          (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on

Schedule 14D-9 (together with all amendments and supplements thereto, the "SCHEDULE 14D-9") containing the recommendation of the Board described in
Section 1.02(a), except if the Board determines in good faith that an alternative recommendation to be necessary in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by outside legal counsel, and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and any other applicable federal securities laws. The Company, Parent and Purchaser each agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

          (c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with
Section 8.01 or if the Offer is otherwise terminated, shall promptly deliver to the Company all copies of such information and any information derived therefrom then in their possession or the possession of their agents and representatives.


                                      ARTICLE II

                                      THE MERGER

          SECTION 2.01. THE MERGER. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

          SECTION 2.02. EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in any of such cases, the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the "EFFECTIVE TIME").

          SECTION 2.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law.

          SECTION 2.04. CERTIFICATE OF INCORPORATION; BY-LAWS. (a) At the Effective Time the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; PROVIDED, HOWEVER, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Vivra Incorporated."

          (b) The By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

          SECTION 2.05. DIRECTORS AND OFFICERS. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and Delaware Law, and the officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and Delaware Law.

          SECTION 2.06. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

               (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.06(b) and any Dissenting Shares (as hereinafter defined)) shall be cancelled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "MERGER CONSIDERATION") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such Share;

               (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

               (c) Each share of Common Stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

          SECTION 2.07. EMPLOYEE STOCK OPTIONS. All outstanding Employee Stock Options (as defined in Section 6.06(a)) will be cancelled immediately prior to the Effective Time and, in consideration of such cancellation, the Surviving Corporation will pay each holder of an Employee Stock Option the cash amount determined in accordance with Section 6.06(a). All restricted stock under the Company's 1989 Stock Incentive Plan will be vested, and any restrictions attached thereto pursuant to such plan will lapse, immediately prior to the Effective Time.

          SECTION 2.08. DISSENTING SHARES. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with
Section 262 of Delaware Law (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          SECTION 2.09. SURRENDER OF SHARES; STOCK TRANSFER BOOKS. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "PAYING AGENT") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 2.06(a)(i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "CERTIFICATES") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as reasonably may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

          (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a

Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

          SECTION 2.10.  CONVERTIBLE SUBORDINATED NOTES.   (a)  Prior to the
Effective Time, the Company shall, in accordance with the terms of the indenture dated as of July 8, 1996 (the "INDENTURE") between the Company and State Street Bank and Trust Company, as trustee (the "TRUSTEE"), execute and deliver to the Trustee a supplemental indenture (which shall conform to the Trust Indenture Act of 1939, as amended, as in force at the date of execution of such supplemental indenture) providing that from and after the Effective Time, by virtue of the Merger and without any further action on the part of the Company, each $1,000 principal amount of the Company's 5% Convertible Subordinated Notes Due 2001 (the "5% NOTES") shall be convertible into an amount of cash equal to the Per Share Amount multiplied by 26.88. The Company shall promptly cause notice of the execution and delivery of such supplemental indenture to be mailed to each holder of the 5% Notes in accordance with the Indenture and shall take such other actions as may be appropriate or required by the Indenture, or otherwise, to implement the terms of the Indenture, as supplemented as provided herein.

          (b) The Company agrees that it shall offer to repurchase the Notes at the option of the holders thereof and shall consummate such repurchase, in each case in accordance with the terms and conditions of Section 3.8 through Section 3.13, inclusive, of the Indenture.


                                     ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), which shall identify exceptions by specific Section references, the Company hereby represents and warrants to Parent and Purchaser that:

          SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and each subsidiary of the Company (a "SUBSIDIARY") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Merger or the other Transactions, or otherwise prevent the Company from performing its material obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not prevent or materially delay consummation of the Merger or the other Transactions, or otherwise prevent the Company from performing its material obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company or any Subsidiary, the term "MATERIAL ADVERSE EFFECT" means any circumstance, change in or effect on the Company, any Subsidiary or any circumstance, change in or effect on the Company's dialysis, renal care, nephrology disease management, or nephrologist practice management business or the Company's business of contracting with payors on behalf of nephrologists (collectively, the "DIALYSIS BUSINESS") that is, or is reasonably likely to be, materially adverse to the value of the Dialysis Business or the Company and the Dialysis Subsidiaries (not including the Specialty Business (as defined below)), taken as a whole, other than a change, condition, event or development that results from (i) the announcement of the Transactions, (ii) general economic conditions, (iii) conditions that are generally applicable to the dialysis business, the renal care business or the nephrologist practice management business, or (iv) actions, legislation or initiatives that are generally applicable to the dialysis business, the renal care business or the nephrologist practice management business, or any proposals thereof, of any Governmental Authority or any announcement thereof. Section 3.01 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all of the Subsidiaries (which list indicates those Subsidiaries (the "DIALYSIS SUBSIDIARIES") that are engaged in the Dialysis Business and those Subsidiaries (the "SPECIALTY SUBSIDIARIES") that are engaged, in whole or in part, in the business of providing specialty physician network and disease management services to managed care and provider organizations, other than such businesses included in the Dialysis Business (collectively, the "SPECIALTY BUSINESS")), together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company and Subsidiaries, as the case may be. There are no partnerships or joint venture arrangements or other business entities in which the Company or any Subsidiary owns an equity interest. The Dialysis Business is conducted through the Company and the Dialysis Subsidiaries, and all the assets and services predominantly used in the Dialysis Business as presently conducted are owned or leased by the Company and the Dialysis

Subsidiaries. Neither Specialty Partners nor any Specialty Subsidiary is engaged, in any material respect, in the Dialysis Business.

          SECTION 3.02. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws (or equivalent organizational documents), each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. The Company and each Subsidiary are not in violation of any of the provisions of their respective Certificates of Incorporation or By-laws (or equivalent organizational documents).

          SECTION 3.03. CAPITALIZATION. The authorized capital stock of the Company consists of 80,000,000 Shares and 10,000,000 shares of Preferred Stock, par value $.01 per share ("COMPANY PREFERRED STOCK"). As of the date hereof,
(i) 41,991,547 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Shares are held in the treasury of the Company, (iii) no Shares are held by the Subsidiaries, (iv) 2,711,133 Shares are reserved for future issuance pursuant to employee stock options (the "COMPANY OPTIONS") granted under the Company's Revised 1989 Stock Incentive Plan, 1989 Transition Consultants' Stock Option Plan or any other plan or arrangement of the Company (collectively, the "COMPANY STOCK OPTION PLANS"), and
(v) 4,261,963 Shares are reserved for issuance pursuant to the conversion of the 5% Notes. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except for (i) Company Options granted pursuant to the Company Stock Option Plans or options or restricted stock to be granted pursuant to automatic grants under Company Stock Option Plans, (ii) options granted pursuant to Subsidiary stock option plans described in Section 3.03 of the Disclosure Schedule, (iii) the 5% Notes and (iv) the rights (the "COMPANY RIGHTS") issued pursuant to the Amended and Restated Rights Agreement, dated as of February 13, 1996 (the "RIGHTS AGREEMENT"), between the Company and The First National Bank of Boston, as Rights Agent, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Dialysis Subsidiary or obligating the Company or any Dialysis Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Dialysis Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Dialysis Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary. Each outstanding share of capital stock of each Dialysis Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Dialysis Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Dialysis Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no material outstanding contractual obligations of the Company or any Dialysis Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, Specialty Partners, any other Subsidiary or any other person.

          SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT AND THE SPECIALTY MERGER AGREEMENT. The Company has all necessary power and authority to execute and deliver this Agreement and the Specialty Merger Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (the "TRANSACTIONS"). The execution and delivery of this Agreement and the Specialty Merger Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Specialty Merger Agreement or to consummate the Transactions (other than, with respect to the Specialty Merger Transaction, the reorganization of Specialty Partners as contemplated in the Specialty Merger Agreement, and other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law). As an amplification and not in limitation of the immediately preceding sentence, the Board has taken all actions required to render inapplicable to the Transactions the restrictions on business combinations contained in Section 203 of the Delaware Law and Article 9 and Article 10 of the Certificate of Incorporation of the Company. This Agreement and the Specialty Merger Agreement each have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitute a legal, valid and binding obligation of the Company.

          SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement and the Specialty Merger Agreement by the Company do not, and the performance of this Agreement and the Specialty Merger Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been made, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree ("LAW") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and

(iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) The execution and delivery of this Agreement and the Specialty Merger Agreement by the Company do not, and the performance of this Agreement and the Specialty Merger Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign ("GOVERNMENTAL AUTHORITY"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("BLUE SKY LAWS"), the New York Stock Exchange (the "NYSE"), state takeover laws, the pre-merger notification requirements of the HSR Act and filing and recordation of appropriate merger documents as required by Delaware Law, (ii) except to the extent that the Merger will require the Company to obtain new Medicare, Medicaid or third party provider numbers, licenses or similar permits, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer, the Merger or the Specialty Merger Transaction, or otherwise prevent the Company from performing its obligations under this Agreement or the Specialty Merger Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.06. PERMITS; COMPLIANCE. The Company and each of the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company or each Dialysis Subsidiary to own, lease and operate its properties or to carry on the Dialysis Business as it is now being conducted (the "PERMITS"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, have a Material Adverse Effect, and, as of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Dialysis Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Dialysis Subsidiary or by which any property or asset of the Company or any Dialysis Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Dialysis Subsidiary is a party or by which the Company or any Dialysis Subsidiary or any property or asset of the Company or any Dialysis Subsidiary is bound or affected or (iii) any Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since

November 30, 1993 through the date of this Agreement (collectively, the "SEC REPORTS"). The SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the applicable rules and regulations thereunder and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Dialysis Subsidiary is required to file any form, report or other document with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and are not expected to, individually or in the aggregate, have a Material Adverse Effect).

          SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since November 30, 1996, except as contemplated by or as disclosed in this Agreement or as disclosed in any SEC Report filed since November 30, 1996, the Company and the Dialysis Subsidiaries have conducted the Dialysis Business only in the ordinary course of the Dialysis Business and, since such date, there has not been (a) any Material Adverse Effect, (b) any material change by the Company in its accounting methods, principles or practices, including without limitation, those used in the calculation of contractual adjustments or bad debts, (c) any revaluation by the Company of any material assets (including, without limitation, any writing down of the value of inventory, writing off of notes or accounts receivable), other than in the ordinary course of the Dialysis Business, (d) any entry by the Company or any Dialysis Subsidiary into any commitment or transaction material to the Dialysis Business, (e) except as specifically contemplated hereby, any declaration, setting aside or payment of any dividend or distribution in respect of the Shares or any redemption, purchase or other acquisition of any of its securities or (f) any increase in, or establishment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except increases in the salaries of employees, payment of profit sharing and bonuses, and granting of stock options in the ordinary course of business consistent with past practice.

          SECTION 3.09. ABSENCE OF LITIGATION. There is no litigation, suit, claim, action, proceeding or investigation (an "ACTION") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or Governmental Authority, which (i) individually or in the aggregate, reasonably would be expected to have a Material Adverse Effect or
(ii) seeks to delay or prevent the consummation of any Transaction. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority or arbitrator having, individually or in the aggregate, a Material Adverse Effect.

          SECTION 3.10.  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.  (a)
Section 3.10 of the Disclosure Schedule contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (collectively, the "PLANS"). Each Plan is in writing and the Company has previously furnished or made available to Parent a true and complete copy of each Plan and a true and complete copy of each material document prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the "CODE").

          (b)  None of the Plans is a multiemployer plan, within the meaning of
Section 3(37) or 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN"), or a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE

EMPLOYER PLAN"). None of the Plans is "defined benefit plan" within the meaning of Section 3(35) of ERISA. None of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person,
(ii) obligates the Company or any Subsidiary to pay separation, severance, termination or other benefits as a result of any Transaction or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit that could be subject to a tax under Section 4999 of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary, except for continued healthcare coverage under COBRA.

          (c) Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. No fact or event has occurred since the date of any such determination letter from the IRS that could adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each trust maintained or contributed to by the Company or any Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association exempt from federal income taxation under Sections 501(a) and 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS that could adversely affect such qualified or exempt status.

          (d) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Subsidiary is currently liable or has previously incurred any liability for any tax or penalty arising under Section 4971, 4972, 4979, 4980 or 4980B of the Code or Section 502(c) of ERISA, and no fact or event exists which could give rise to any such liability. Neither the Company nor any subsidiary has incurred any liability under, or by operation of, Title IV of ERISA and no fact or event exists which could give rise to any such liability.

          (e) Each Plan is now and has been operated in all respects in accordance with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and the Company and each Subsidiary have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of any Plan. The audited consolidated balance sheet of the Company for the fiscal year ended November 30, 1996 reflects an accrual of all amounts of employer contributions and premiums accrued but unpaid with respect to the Plans.

          (f) The Company and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder ("WARN") and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time.

          (g) Except as set forth in Section 3.10(g) of the Disclosure Schedule, (i) there are no claims or actions pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which controversies have a Material Adverse Effect;
(ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

          SECTION 3.11. OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the
Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) nor the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "PROXY STATEMENT"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements therein based on information supplied by

Parent or Purchaser or any of their representatives which is contained in the
Schedule 14D-9, the Offer Documents, the Proxy Statement or any amendment or supplement thereto. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

          SECTION 3.12. PROPERTY. The Company and the Dialysis Subsidiaries have sufficient title to, or right to use, all their properties and assets necessary to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect.

          SECTION 3.13. TRADEMARKS, PATENTS AND COPYRIGHTS. To the knowledge of the Company, the Company and the Dialysis Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, know-how and other proprietary rights and information used or held for use in connection with the Dialysis Business as currently conducted or as contemplated to be conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, would have a Material Adverse Effect. To the knowledge of the Company, the conduct of the Dialysis Business as currently conducted does not and will not infringe upon any patent, patent right, license, trademark, trademark right, trade name, trade name right, servicemark or copyright of any third party that, individually or in the aggregate, would have a Material Adverse Effect. To the knowledge of the Company, there are no infringements of any propriety rights owned by or licensed by or to the Company or any Dialysis Subsidiary which, individually or in the aggregate, would have a Material Adverse Effect.

          SECTION 3.14. TAXES. (a) The Company and the Subsidiaries have timely filed all Tax Returns and reports required to be filed by them, or extensions of time for such filings have been filed, and such returns and reports are in all material respects true, complete and correct. The Company and the Subsidiaries have paid and discharged within the time and in the manner prescribed by the law all Taxes that are due and payable, other than such payments as are being contested in good faith by appropriate proceedings. The accruals and reserves for Taxes reflected in the Company's audited consolidated balance sheet for the fiscal year ended November 30, 1996 are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any income Tax. The statute of limitations for the assessment of any federal income Taxes has expired for all income Tax Returns of the Company and each of the Subsidiaries or such income Tax Returns of the Company and each of the Subsidiaries have been examined by the IRS for all periods. There are no Tax liens upon the assets of the Company or any Subsidiaries except for statutory liens for current Taxes not yet due. No audits or other administrative proceeding or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of the Subsidiaries. Neither the Company nor any Subsidiary is a party to any agreement relating to allocating or sharing of Taxes which has not been disclosed on its Tax Returns. No consent under Section 341(f) of the Code has been filed with respect to the Company or any Subsidiary. Neither the Company nor any of the Subsidiaries has received a written ruling relating from, or entered into a written and legally binding agreement with, a taxing authority relating to Taxes.

          (b) "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

          (c) "TAX RETURN" means any report, return, information statement, payee statement or other information required to be provided to any federal, state, local or foreign government or taxing authority, or otherwise retained, with respect to Taxes.

          SECTION 3.15. ENVIRONMENTAL MATTERS. (a) For purposes of this Agreement, the following terms shall have the following meanings:
(i) "HAZARDOUS SUBSTANCES" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof;
(C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) any other contaminant; and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "ENVIRONMENTAL LAWS" means any federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous

Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health.

          (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company: (i) the Company and the Subsidiaries have not violated and are not in violation of any Environmental Law; (ii) none of the properties owned or leased by the Company or the Subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance at levels which exceed standards established by applicable Governmental Authorities; (iii) the Company and each of the Subsidiaries are not actually or reasonably likely to be liable for any off-site contamination; and (iv) the Company and each of the Subsidiaries are not actually or reasonably likely to be liable under any Environmental Law.

          SECTION 3.16. MATERIAL CONTRACTS. (a) Subsections (i) through (vi) of Section 3.16 of the Company Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any Dialysis Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being referred to herein collectively as the "MATERIAL CONTRACTS"):

          (i) all contracts with medical directors or agreements regarding the provision of acute dialysis services;

          (ii) the ten largest contracts between or among the Company or any Dialysis Subsidiary and any health maintenance organization, physician provider organization or any other discounted fee for service payor for dialysis services, which contracts cover in the aggregate more than 50% of the total patients covered by the Dialysis Business with private insurance;

          (iii) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which the Company or any Dialysis Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (as defined under GAAP) or under which the Company or any Dialysis Subsidiary has imposed (or may impose) a security interest or lien on any of its assets, whether tangible or intangible, to secure indebtedness, other than contracts or agreements relating to indebtedness (as defined under GAAP), or security interests securing such indebtedness, not exceeding $5,000,000 in the aggregate;

          (iv) all contracts and agreements that limit the ability of the Company or any Dialysis Subsidiary or, after the purchase of the Shares pursuant to the Offer, Parent or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

          (v) all contracts and agreements between or among the Company or any Dialysis Subsidiary, on the one hand, and any affiliate of the Company (other than a wholly owned subsidiary), on the other hand;

          (vi) all contracts and agreements between the Company or any Dialysis Subsidiary, on the one hand, and Specialty Partners or any Specialty Subsidiary, on the other hand;

          (vii) all agreements regarding laboratory services or the provision or receipt of laboratory services, whether by the Company or any Dialysis Subsidiary involving amounts in excess of $100,000 over the term of the agreement;

          (viii) all agreements for the purchase or sale of supplies used in the Dialysis Business that require the payment or receipt of consideration in excess of $500,000; and

          (ix) all contracts and agreements not otherwise listed above (A) which are material to the Dialysis Business in its entirety or (B) the termination of which would have a Material Adverse Effect.

          (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each contract referred to in paragraphs (i) through
(ix) above is a legal, valid and binding agreement, and none of the Material Contracts is in default by its terms or has been cancelled by the other party; and the Company and the Dialysis Subsidiaries are not in receipt of any claim of default under any such agreement. The Company has furnished or made available to Parent true and complete copies of all Material Contracts.

          SECTION 3.17. BENEFITS AND PAYMENTS. The Company and the Subsidiaries have not engaged in any activities which are prohibited under 42 U.S.C. Section 1320a-7b, or the regulations promulgated thereunder, or under any related state or local statutes or regulations, or which are prohibited by any rules of professional conduct, including, without limitation: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failure to disclose knowledge as a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure fraudulently such benefit or payment; and (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid.

          SECTION 3.18. AMENDMENT TO RIGHTS AGREEMENT. The Board has taken all necessary action to approve the amendment of the Rights Agreement so that (a) none of the execution or delivery of this Agreement, the making of the Offer, the acceptance for payment or payment for Shares by Purchaser pursuant to the Offer or the consummation of the Merger or any other Transaction will result in
(i) the occurrence of the "flip-in event" described under Section 11 of the Rights Agreement, (ii) the occurrence of the "flip-over event" described in
Section 13 of the Rights Agreement, or (iii) the Company Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing Company Common Stock and (b) the Company Rights will expire pursuant to the terms of the Rights Agreement at the Effective Time.

          SECTION 3.19. BROKERS. No broker, finder or investment banker (other than Goldman Sachs) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to Parent a complete and correct copy of all agreements between the Company and Goldman Sachs pursuant to which such firm would be entitled to any payment relating to the Transactions.


                                      ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

          Parent and Purchaser hereby jointly and severally represent and warrant to Company that:

          SECTION 4.01. CORPORATE ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Merger or the other Transactions, or otherwise prevent Parent or Purchaser from performing its material obligations under this Agreement.

          SECTION 4.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

          SECTION 4.03.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.   (a)  The
execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws (or equivalent organizational documents) of either Parent or Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not prevent or materially delay consummation of the Merger or the other Transactions, or otherwise prevent Parent or Purchaser from performing its material obligations under this Agreement.

          (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the NYSE, state takeover laws, the pre-merger notification requirements of the HSR Act and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent Parent or Purchaser from performing their respective obligations under this Agreement.

          SECTION 4.04. OFFER DOCUMENTS; PROXY STATEMENT. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the Offer Documents, the Proxy Statement or any amendment or supplement thereto. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 4.05. FINANCING. Parent and Purchaser will have available all of the funds necessary for the acquisition of all the outstanding Shares pursuant to the Offer and the Merger, as the case may be, and to perform their respective obligations under this Agreement.

          SECTION 4.06. INTERIM OPERATIONS OF PURCHASER. Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

          SECTION 4.07. OWNERSHIP OF COMPANY CAPITAL STOCK. As of the date of this Agreement, neither Parent, Purchaser nor any of their affiliates is the beneficial owner of any shares of capital stock of the Company.

          SECTION 4.08. BROKERS. No broker, finder or investment banker (other than UBS Securities LLC and Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                                      ARTICLE V

                        CONDUCT OF BUSINESS PENDING THE MERGER

          SECTION 5.01. CONDUCT OF BUSINESS PENDING THE MERGER. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Parent or Purchaser shall otherwise agree in writing, the Dialysis Business shall be conducted only in, and the Company and the Dialysis Subsidiaries shall not take any action with respect to the Dialysis Business except in, the ordinary course of the Dialysis Business; and the Company and the Dialysis Subsidiaries shall use all reasonable commercial efforts to preserve substantially intact the business organization of the Dialysis Business, to keep available the services of the current officers, employees and consultants of the Dialysis Business and to preserve the current relationships of the Company and the Dialysis Subsidiaries with physicians, payors and other persons with which the Company or any Dialysis Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any Dialysis Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent or Purchaser:

          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of the Company or any Dialysis Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Dialysis Subsidiary (except for the issuance of a Shares issuable pursuant to Company Options outstanding on the date hereof and the Shares issuable upon the conversion of the 5% Notes) or (ii) any assets of the Company or any Dialysis Subsidiary, except as contemplated by the Specialty Merger Transaction or in the ordinary course of the Dialysis Business;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (d) reclassify, combine, split, subdivide or redeem any of its capital stock, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or any capital stock of any other Subsidiary;

          (e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any material amount of assets, or authorize any capital expenditures, other than acquisitions or capital expenditures in the ordinary course of the Dialysis Business which, in the aggregate, do not exceed $10,000,000 in each of May 1997, June 1997 and July 1997;

          (f) increase the compensation payable or to become payable or the benefits provided to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or officer or other key employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (g) hire or retain any employee or consultant at an annual rate of compensation in excess of $125,000;

          (h) grant options or other interests in the equity securities of any Subsidiary;

          (i) take any action, other than in the ordinary course of the Dialysis Business, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

          (j) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

          (k) settle any Action other than an Action relating solely to the Specialty Business;

          (l) amend, modify or consent to the termination of any Material Contract or amend, modify or consent to the termination of the Company's or any Dialysis Subsidiary's rights thereunder, other than in the ordinary course of the Dialysis Business; or

          (m) enter into any contract or agreement that would have been a Material Contract if entered into prior to the date hereof, other than in the ordinary course of the Dialysis Business.

                                      ARTICLE VI

                                ADDITIONAL AGREEMENTS

          SECTION 6.01. STOCKHOLDERS' MEETING. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "STOCKHOLDERS' MEETING") and (ii) except if the Board determines in good faith an alternative action to be necessary in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by outside legal counsel,
(A) include in the Proxy Statement the unanimous recommendation of the Board that the holders of the Shares approve and adopt this Agreement and the Transactions and (B) use its reasonable efforts to obtain such approval and adoption of the holders of Shares. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

          (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90 percent of the then outstanding Shares, the parties hereto agree, at the request of Purchaser, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

          SECTION 6.02. PROXY STATEMENT. If required by applicable law, as soon as reasonably practicable following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

          SECTION 6.03. COMPANY BOARD REPRESENTATION; SECTION 14(F). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. At such times, the Company shall, upon the written request of Purchaser, use its reasonable efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board, (ii) each board of directors of each domestic Dialysis Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the earlier of (i) the time Purchaser acquires a majority of the then outstanding Shares on a fully diluted basis and
(ii) the Effective Time, the Company shall use its reasonable efforts to ensure that all the members of the Board and each committee of the Board and such boards and committees of the domestic Dialysis Subsidiaries as of the date hereof who are not employees of the Company shall remain members of the Board and of such boards and committees, except for the members not standing for re-election at the Company's 1997 annual meeting of stockholders.

          (b)  The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.03 and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

          (c)  Following the election of designees of Purchaser pursuant to this
Section 6.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company.

          SECTION 6.04. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) From the date hereof to the Effective Time, upon reasonable notice, the Company shall, and shall cause the Dialysis Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Dialysis Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser complete access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Dialysis Subsidiary, and shall furnish Parent and Purchaser with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request. Parent and Purchaser shall make all reasonable efforts to minimize any disruption to the Dialysis Business which may result from the requests for data and information hereunder.

          (b)  All information obtained by Parent or Purchaser pursuant to this
Section 6.04 shall be kept confidential in accordance with the confidentiality agreement, dated October 7, 1996 (the "CONFIDENTIALITY AGREEMENT"), between Parent and the Company.

          (c) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          SECTION 6.05. NO SOLICITATION. (a) The Company shall, and shall direct and use all reasonable efforts to cause its officers, directors, employees, representatives and agents to immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any "acquisition proposal" (as defined below in this Section 6.05(a)). Except with respect to the Specialty Merger Transaction, the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, accountant, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit or initiate, or knowingly encourage the submission of, any acquisition proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal; PROVIDED, HOWEVER, that if and to the extent, prior to the acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is necessary to do so in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by outside legal counsel, the Company may, in response to an unsolicited acquisition proposal, and subject to compliance with Section 6.05(c), (x) furnish information with respect to the Company to any persons pursuant to a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement and (y) participate in negotiations regarding such acquisition proposal. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any bona fide proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of the Dialysis Subsidiaries or of over 20% of any class of equity securities of the Company or any of the Dialysis Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of the Dialysis Subsidiaries, any merger, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Dialysis Subsidiaries, other than the Transactions, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the Offer or Merger.

          (b) Except as set forth in this Section 6.05, neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal or (iii) enter into any agreement with respect to any acquisition proposal. Notwithstanding the foregoing, in the event prior to the time of acceptance for payment of Shares pursuant to the Offer the Board determines in good faith that it is necessary to do so in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by outside legal counsel, the Board may withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement in order to enter into a definitive agreement with respect to a Superior Proposal (as defined below) and may terminate this Agreement pursuant to Section 8.01(d)(ii) (and concurrently with or after such termination may cause the Company to enter into any agreement with respect to any Superior Proposal). For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.05, the Company shall promptly advise Parent orally and in writing of any request for information or of any acquisition proposal, the material terms and conditions of such request or acquisition proposal and the identity of the person making such request or acquisition proposal.

          (d) Nothing contained in this Section 6.05 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if the Board determines in good faith that it is necessary to do so in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by outside legal counsel, PROVIDED, HOWEVER, neither the Company nor the Board nor any committee thereof shall, except as permitted by Section 6.05(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or to approve or recommend, or propose publicly to approve or recommend, an acquisition proposal.

          (e) The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

          SECTION 6.06.  EMPLOYEE STOCK OPTIONS AND OTHER EMPLOYEE BENEFITS.
(a) Immediately prior to the Effective Time, the Company shall take all such actions as shall be necessary to cause all stock options (and any related alternative rights) to purchase shares of Company Common Stock (the "EMPLOYEE STOCK OPTIONS") granted under the Company Stock Option Plans (including those granted to current or former employees, consultants and directors of the Company or any of its Subsidiaries), which Employee Stock Options are outstanding immediately prior to the Effective Time (whether or not then presently exercisable or vested), to be cancelled. In exchange for the cancellation of such Employee Stock Option, the holder thereof shall be entitled to receive from the Surviving Corporation an amount in cash equal to the product of the difference between the Per Share Amount and the per share exercise price of such Employee Stock Option, and the number of shares of Company Common Stock covered by such Employee Stock Option. All payments in respect of Employee Stock Options shall be made after the Effective Time and not later than thirty days following the Effective Time, subject to the Company's collection of all applicable withholding taxes. The Company Stock Option Plans shall terminate as of the Effective Time and thereafter the only rights of participants therein shall be the right to receive the consideration set forth in the previous sentence. Prior to the Effective Time, the Company shall cause each holder of an outstanding Employee Stock Option to consent to the cancellation of the Employee Stock Options held by such holder in consideration for the payment provided herein, and shall take such other action as may be necessary to carry out the terms of this Section 6.06(a).

          (b) Section 6.06(b) of the Disclosure Schedule contains a list of each employee of the Company or any Dialysis Subsidiary who has a written employment agreement that provides for the payment of severance or similar-type payments or benefits to such employee following such employee's termination of employment with the Company and its Dialysis Subsidiaries (the "EMPLOYMENT CONTRACTS").

          (c) Following the Effective Time the Company will maintain for eligible participants other than employees who will be employed by Specialty Partners after the date of the Specialty Merger Transaction a retention bonus and deferred compensation arrangement substantially in the form of Annex B to this Agreement.

          SECTION 6.07. SPECIALTY MERGER AGREEMENT. The Company shall use reasonable commercial efforts to perform its obligations under the Specialty Merger Agreement and to consummate the Specialty Merger Transaction on the terms and conditions set forth in the Specialty Merger Agreement. The Company will not amend or modify any material provision of, or waive any of its rights under the Specialty Merger Agreement.

          SECTION 6.08.  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.
(a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article Eight of the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law. To the extent that the obligations under such provisions are not fully performed by the Surviving Corporation, Parent agrees to perform fully the obligations thereunder for the remaining period.

          (b) Parent or the Surviving Corporation shall use its best efforts to maintain in effect for a period of not less than six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable to such directors and officers) with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that if the existing policies expire, are terminated or cancelled during such period, Parent or Surviving Corporation will use its best efforts to obtain substantially similar policies. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend pursuant to this Section 6.08(b) more than an amount per year equal to 150% of current annual premiums (the "CURRENT PREMIUMS") paid by the Company for such insurance (which premiums the Company represents and warrants to be $180,000 in the aggregate); and, PROVIDED, FURTHER, that if the Parent or the Surviving Corporation is not able to obtain the amount of insurance required by this Section 6.08(b) for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium of 150% of the Current Premiums.

          (c) In the event the Company, the Surviving Corporation or the Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, the Surviving Corporation or the Parent, as the case may be, shall assume the obligations set forth in this Section 6.08.

          SECTION 6.09. RIGHTS PLAN. The Company shall not redeem the Company Rights prior to the Effective Time unless required to do so by order of a court of competent jurisdiction. The Board shall take, or cause to be taken, such action as is necessary to effect the amendments to the Rights Plan as approved by the Board and described in Section 3.18.

          SECTION 6.10. CONDUCT OF SPECIALTY BUSINESS. From the date hereof until the earlier of the consummation of the Specialty Merger Transaction and the termination of this Agreement pursuant to Section 8.01, the Company shall operate Specialty Partners, the Specialty Subsidiaries, and the Specialty Business consistent with Section 2 of the Services Agreement dated as of the date hereof between the Company and Specialty Partners and the Company and the Dialysis Subsidiaries shall not make any contribution, payment or other transfer to Specialty Partners or any Specialty Subsidiary of cash, cash equivalents, marketable securities or any other asset, and Specialty Partners and the Specialty Subsidiaries shall not make any contribution, payment or other transfer to the Company or any Dialysis Subsidiary of cash, cash equivalents, marketable securities or any other asset.

          SECTION 6.11. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect when made and (ii) any material failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 6.12. FURTHER ACTION; REASONABLE EFFORTS. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable efforts to obtain all licenses, permits (including, without limitation, Environmental Permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable efforts to take all such action.

          (b) Each of the parties hereto agree to cooperate and use their reasonable efforts vigorously to contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "ORDER") that is in effect and that restricts, prevents or prohibits the consummation of the Offer, the Merger or any other Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

          SECTION 6.13. PUBLIC ANNOUNCEMENTS. Unless otherwise required by applicable law or stock exchange requirements applicable to any party hereto, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation.

          SECTION 6.14. CONFIDENTIALITY AGREEMENT. The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction. Upon the acceptance for payment of Shares pursuant to the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.


                                     ARTICLE VII

                               CONDITIONS TO THE MERGER

          SECTION 7.01. CONDITIONS TO THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) STOCKHOLDER APPROVAL. This Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law and the Certificate of Incorporation of the Company;

               (b) HSR ACT. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

               (c) NO ORDER. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or Merger; and

               (d) OFFER. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.


                                     ARTICLE VIII

                          TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the
Company:

               (a) By mutual written consent of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

               (b) By either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before July 31, 1997; PROVIDED, HOWEVER, that if the waiting period under the HSR Act shall not have expired or been terminated as of such date or any Governmental Authority shall have caused to be issued as of such date a temporary restraining order or a preliminary injunction prohibiting the consummation of the Offer or the Merger and each of the parties hereto, in either case, are seeking the termination of such waiting period or contesting such temporary restraining order or preliminary injunction, as the case may be, such date shall be extended to the earlier of the date of expiration or termination of such waiting period or the lifting of such injunction or order or October 31, 1997; PROVIDED, FURTHER, HOWEVER, that the right to terminate this Agreement under this Section 8.01(b) shall not be available
     (A) to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (B) after Purchaser shall have purchased the Shares pursuant to the Offer, or (ii) any court of competent jurisdiction in the United States or the Kingdom of Sweden or other governmental authority in the United States or the Kingdom of Sweden shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

               (c) By Parent if due to an occurrence or circumstance, other than a breach by Parent or Purchaser of their obligations hereunder, that would result in a failure to satisfy any condition set forth in Annex A hereto (which failure cannot be cured or, if capable of being cured, has not been cured in all material respects within 30 days after notice to the Company of such occurrence or circumstance), Purchaser shall have terminated the Offer without having accepted any Shares for payment thereunder; or

               (d) By the Company, upon approval of the Board, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Purchaser shall have terminated the Offer without having accepted any Shares for payment thereunder or
     (ii) prior to the purchase of Shares pursuant to the Offer, in order to enter into a definitive agreement with respect to a Superior Proposal, upon three days' prior written notice to Parent setting forth, in reasonable detail, the identity of the person making the Superior Proposal and the final terms and conditions of such Superior Proposal, if the Board determines, after giving effect to any concessions that may be offered by Parent, in good faith that it is necessary to do so in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by outside legal counsel; PROVIDED, HOWEVER, that any termination of this Agreement pursuant to this Section 8.01(d)(ii) shall not be effective until the Company has made full payment of all amounts provided under Section 8.03, or (iii) if Parent or Purchaser shall have failed to commence the Offer within five business days following the date of the initial public announcement of the Offer other than as a result of an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Annex A hereto, or (iv) if Parent or Purchaser shall have breached any of their respective representations, warranties, covenants or other agreements contained herein in a manner that materially adversely affects Parent's ability to consummate the Offer and the Merger and which cannot be cured or, if capable of being cured, has not been cured in all material respects within 30 days after notice to Parent of such occurrence or circumstance.

          SECTION 8.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (i) as set forth in

Sections 8.03 and 9.01 and (ii) nothing herein shall relieve any party from liability for any breach hereof.

          SECTION 8.03.  FEES AND EXPENSES.  (a)  In the event that

               (i)  this Agreement is terminated pursuant to
     Section 8.01(d)(ii); or

               (ii) (x) an acquisition proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company or any representative or agent thereof after the date of this Agreement and prior to the date of termination of this Agreement, (y) this Agreement is thereafter terminated pursuant to Section 8.01(b), 8.01(c) or 8.01(d)(i), and (z) within 12 months following such termination, an acquisition proposal is consummated or the Company enters into an agreement relating thereto;

then, in any such event, the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $50,000,000 (the "FEE"), which amount shall be payable in immediately available funds, plus all Expenses (as hereinafter defined); PROVIDED, HOWEVER, that no Fee shall be payable under Section 8.03(ii) if, at the time of termination under Section 8.01, Parent or Purchaser is in material breach of their respective material covenants and agreements contained in this Agreement or their respective representations and warranties contained herein.

          (b) If this Agreement is terminated for any reason whatsoever and neither Parent nor Purchaser is in material breach of their respective material covenants and agreements contained in this Agreement or their respective representations and warranties contained in this Agreement, the Company shall, whether or not any payment is made pursuant to Section 8.03(a), reimburse each of Parent, Purchaser and their respective stockholders and affiliates (not later than one business day after submission of statements therefor) for all actual and documented out-of-pocket expenses and fees up to $4,000,000 in the aggregate (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the Transactions or structuring the Transactions and all fees of counsel, accountants, experts and consultants to Parent, Purchaser and their respective stockholders and affiliates, and all printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the Transactions, including, without limitation, the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent, Purchaser or their respective stockholders or affiliates in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Transactions and any financing commitments or agreements relating thereto (all of the foregoing being referred to herein collectively as the "EXPENSES").

          (c) Except as set forth in this Section 8.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

          (d) In the event that the Company shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Parent, Purchaser and their respective stockholders and affiliates (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this
Section 8.03, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's Prime Rate plus 2.00%.

          SECTION 8.04. AMENDMENT. Subject to Section 6.03 and applicable law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 8.05. WAIVER. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                      ARTICLE IX

                                  GENERAL PROVISIONS

          SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles II and IX and Sections 6.06 and 6.08 shall survive the Effective Time indefinitely and those set forth in Sections 6.04 and 8.03 shall survive termination indefinitely.

          SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) or nationally recognized courier services such as Federal Express, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

          if to Parent or Purchaser:

               Incentive AB
               Hamngatan 2
               P.O. Box 7373
               SE-103 91
               Stockholm, Sweden
               Telecopier:  011-46-86-11-8161
               Attention:  Mikael Lilius

          and

               HH Acquisition Corp.
               1185 Oak Street
               Lakewood, Colorado 80215
               Telecopier:  (303) 231-4914
               Attention:  Mats L. Wahlstr m

          with a copy to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, New York  10022
               Telecopier:  (212) 848-7179
               Attention:  Peter D. Lyons, Esq.

          if to the Company:

               Vivra Incorporated
               1850 Gateway Drive
               Suite 500
               San Mateo, California 94404
               Telecopier:  (415) 345-0486
               Attention:  Kent J. Thiry

          with a copy to:

               Brobeck, Phleger & Harrison LLP
               Two Embarcadero Place
               2200 Geng Road
               Palo Alto, California 94303
               Telecopier:  (415) 496-2777
               Attention: John W. Larson, Esq.


          SECTION 9.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

               (a) "AFFILIATE" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

               (b) "BENEFICIAL OWNER" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

               (c) "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York;

               (d) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

               (e) "KNOWLEDGE OF THE COMPANY" means the actual knowledge of the executive officers of the Company, without having made any independent investigation in connection with the execution of this Agreement;

               (f) "PERSON" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

               (g) "SUBSIDIARY" or "SUBSIDIARIES" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

          SECTION 9.04. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

          SECTION 9.05. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Sections 6.04 and 6.14, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          SECTION 9.06. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

          SECTION 9.07. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          SECTION 9.08. GOVERNING LAW. Except to the extent that the laws of Delaware are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court.

          SECTION 9.09. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.10. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   INCENTIVE AB


                                   By    /s/ Mikael Lilius
                                        -----------------------------------
                                        Name:     Mikael Lilius
                                        Title:    President and
                                                  Chief Executive Officer


                                   By    /s/ Soren Mellstig
                                        -----------------------------------
                                        Name:     Soren Mellstig
                                        Title:    Executive Vice President,
                                                  Corporate Control


                                   HH ACQUISITION CORP.


                                   By    /s/ Mats L. Wahlstrom
                                        -----------------------------------
                                        Name:     Mats L. Wahlstrom
                                        Title:    President


                                   VIVRA INCORPORATED


                                   By    /s/  Kent J. Thiry
                                        -----------------------------------
                                        Name:     Kent J. Thiry
                                        Title:    President and
                                                  Chief Executive Officer

                                                                         ANNEX A



                               CONDITIONS TO THE OFFER



          Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer (subject to the provisions of the Merger Agreement) and may postpone the acceptance for payment of (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, (iii) prior to the expiration or termination of the Offer, the Company shall not have consummated the Specialty Merger Transaction and received aggregate cash proceeds therefor after providing for all applicable income taxes (using an assumed income tax rate of 41%) of not less than $76,900,000, or
(iv) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

               (a) there shall have been instituted by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, any action or proceeding before any court or any governmental, administrative or regulatory authority or agency, domestic or foreign (including such authority or agency instituting or initiating such action or proceeding), (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or to hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated hereby; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise has a Material Adverse Effect;

               (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

               (c) there shall have occurred any change, condition, event or development that has a Material Adverse Effect;

               (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Sweden, (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency of the United States or Sweden on the extension of credit by banks or other lending institutions such that Parent is not reasonably able to obtain financing for the Offer on reasonable terms or (iv) a commencement of a war or material armed hostilities or other national or international calamity involving the United States or Sweden;

               (e) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates or any other person not required to file a Schedule 13D under the rules promulgated under the Exchange Act or (ii) (A) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any acquisition proposal or any other acquisition of Shares other than the Offer or the Merger or (B) the Board or any committee thereof shall have resolved to do any of the foregoing;

               (f) (i) any representation or warranty of the Company which addresses matters as of a particular date shall not be true and correct as of such date, or (ii) any other representation or warranty shall not be true, as of the date of this Agreement and as of the expiration of the Offer, unless the inaccuracies under all such representations and warranties together in their entirety, would not, individually or in the aggregate, have a Material Adverse Effect;

               (g) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the Agreement unless all such failures together in their entirety, would not, individually or in the aggregate, have a Material Adverse Effect;

               (h) the Agreement shall have been terminated in accordance with its terms; or

               (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

          The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion, subject in each case to the terms of the Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                         ANNEX B

                   RETENTION AND DEFERRED COMPENSATION ARRANGEMENT


Purpose: To provide certain executives and key employees of the Company an incentive to stay in the employ of the Company following the Merger. The arrangement provides for the payment of stay bonuses and deferred compensation to Tier 1 Participants and stay bonuses to Tier 2 Participants.

Participants:       TIER 1 PARTICIPANTS:  The president, regional vice
                    presidents and other designated key employees.

                    TIER 2 PARTICIPANTS: All participants other than Tier 1 Participants.

Stay Bonuses
  to Tier 1
  Participants:     On each Payment Date, each Tier 1 Participant will receive a cash lump sum payment equal to the percentage specified below of the Tier 1 Participant's Maximum Target Bonus, provided the participant is employed by the Company on such date.

                    PAYMENT DATE        PERCENTAGE OF MAXIMUM TARGET BONUS

                    One Month after
                      Closing                          20%

                    First Anniversary
                      of Closing                       40%

                    Second Anniversary
                      of Closing                       40%

Stay Bonuses
  to Tier 2
   Participants:    On each Payment Date, each Tier 2 Participant will receive a cash lump sum payment equal to the percentage specified below of the Tier 2 Participant's Maximum Target Bonus, provided the participant is employed by the Company on such date.

                    PAYMENT DATE        PERCENTAGE OF MAXIMUM TARGET BONUS

                    One Month after
                      Closing                          20%

                    First Anniversary
                      of Closing                       40%

                    Second Anniversary
                      of Closing                       40%


Maximum Target
  Bonus: The Maximum Target Bonus for each Tier 1 Participant and Tier 2 Participant will be an amount previously disclosed in writing to Parent and agreed to by Parent. In addition, any amount payable under the Plan which is not allocated as of the closing date of the Merger may thereafter be allocated as agreed by David Barry and a designated officer of Parent. Such amount shall not exceed $300,000.

Deferred
  Compensation
  for Tier 1
  Participants:     The Company shall establish on its books and records a
                    deferred compensation account for each Tier 1 Participant.
                    Each Tier 1 Participant shall have a one-time election to defer some or all of the stay bonus payable to such participant. Amounts deferred will be credited to the Tier I
                    Participant's deferred compensation account. Amounts credited to the account will be credited with notional interest at a to-be-determined rate from the date of crediting to the time of payment.

                    Subject to the forfeiture provisions set forth below, amounts held in a Tier 1 Participant's deferred compensation account will be paid to the participant in three equal annual installments beginning on the LATER to occur of (i) the first day of the month following the participant's termination of employment with the Company and (ii) the first day of the month following the month the participant attains age 60.

Effect of
  Termination
  of Employment:    CAUSE.  If a Tier 1 Participant or a Tier 2 Participant (a
                    "Participant") is terminated for cause (to be defined), the Participant will not be eligible for any future cash payments of stay bonus and all amounts in the deferred compensation account, if any, will be immediately forfeited.

                    VOLUNTARY RESIGNATION. If a Participant voluntarily resigns, the Participant will not be eligible for any future cash payments of stay bonus and will not be eligible for any future credits to the deferred compensation account. The balance of the deferred compensation account will be paid in the manner set forth above.

                    TERMINATION WITHOUT CAUSE. If a Participant's employment is terminated by the Company without Cause, the balance of payments of the stay bonus and the balance of credits to the deferred compensation account will be made in the manner contemplated above. The balance of the deferred compensation account will be paid in the manner set forth above.

                    DEATH OR DISABILITY. If a Participant's employment is terminated due to death or disability, all payments of the stay bonus and credits to the deferred compensation account will be accelerated and the balance of the deferred compensation account will be paid to the Participant or the Participant's estate, as applicable, within 90 days.

Protective
   Covenants:       As a condition to the payments above, Participants will
                    agree as follows:

                    Each Participant whose Maximum Target Bonus equals or exceeds $200,000 will agree not to compete with the Company while employed and for the one-year period following termination of employment, but in no event longer than three years from the Effective Time.

                    All Participants will agree not to solicit the customers or employees of the Company while employed and for the one-year period following termination of employment.

                    All Participants will agree not to disclose any confidential or proprietary information at any time.

                    Breach by a Participant of any of these protective covenants will result in immediate forfeiture of any right to future payment of stay bonus and immediate forfeiture of amounts credited to the deferred compensation account. The Company shall also be entitled to appropriate equitable relief to enjoin any such breach.

Excluded
  Employees:        No individual who is or becomes an employee of Specialty
                    Partners shall be eligible to participate in the arrangement.

Agreements:         Each Participant shall sign an agreement agreeing to the
                    terms above.

Governing Law:      New York.